Exhibit 10.1

CHANGE IN CONTROL AGREEMENT
CLASS A-1

This Change in Control Agreement (the “Agreement”) is entered into as of _____________, 201___, between Trinity Industries, Inc., a Delaware corporation (the “Company”) and _____________ (the “Executive”).

WITNESSETH

WHEREAS, the Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company (as hereinafter defined); and

WHEREAS, in consideration for the benefits provided under this Agreement, the Executive will continue to give his or her attention and dedication to his or her duties with the Company;

NOW, THEREFORE, this Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein in connection with a Change in Control of the Company.

1.    Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of:

(a)    __________________, 201___; provided, however, that, commencing on ____________________, 201___ and on each anniversary date thereafter (each such date, an “Anniversary Date”), the expiration date under this clause (a) shall automatically be extended for one additional year unless, not later than the December 31 immediately prior to such Anniversary Date, either party shall have given written notice that it does not wish to extend this Agreement, but in no event shall the expiration date under this clause (a) be earlier than the second anniversary of the Effective Date of a Change in Control.

(b)    the termination of the Executive’s employment with the Company based on death, Disability (as defined in Section 3(b) hereof) or Cause (as defined Section 3(c) hereof); and

(c)    the voluntary resignation of the Executive for any reason other than Good Reason (as defined in Section 3(d)).

2.    Change in Control.

(a)    Acceleration of Vesting and Extension of Exercise Rights of Equity Compensation Upon a Change in Control. In addition to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to equity-type compensation that may be outstanding between the Executive and the Company or any subsidiary of the Company (including, without limitation, any stock option agreement, restricted stock agreement, career share agreement, bridge share agreement, performance incentive plan agreement, and performance unit plan agreement), and notwithstanding any provision to the contrary in any such plan or agreement, upon the Effective Date of a Change in Control all units, stock options, incentive stock options, performance shares, performance awards, and stock appreciation rights then held by the Executive shall immediately become 100% vested and exercisable, and the Executive shall become 100% vested in all career shares, bridge shares, and shares of restricted stock, held by or for the benefit of the Executive.

In addition to any provisions concerning extension of exercise rights in any applicable plan or agreement relating to equity-type rights or compensation that may be outstanding between the Executive and the Company or any subsidiary of the Company (including, without limitation, any stock option agreement, restricted stock agreement, career share agreement, bridge share agreement, performance incentive plan agreement, and performance unit plan agreement), and notwithstanding any provision to the contrary in any such plan or agreement, upon the Effective Date of a Change in Control the Executive’s right to exercise any previously unexercised options or other equity-type rights shall not terminate until the latest date on which the option or other right granted under such agreement would expire under the terms of such agreement but for the Executive’s termination of employment; with respect to any incentive stock option held by the Executive, if not exercised within three months after termination of employment, such options shall immediately convert to non-qualified stock options.

(b)    Acceleration of Vesting of Retirement and Deferred Compensation Benefits Upon a Change in Control. In addition to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to retirement or deferred compensation-type benefits that may be outstanding between the Executive and the Company (including, without limitation, the Company’s Profit Sharing Plan, Supplemental Profit Sharing Plan, and Deferred Compensation Plan and Agreement), and notwithstanding any provision to the contrary in any such plan or agreement, upon the Effective Date of a Change in Control all accounts, interests, rights, and benefits of the Executive in any such plan or agreement shall immediately become 100% vested and exercisable; however, such acceleration shall not apply to the Company’s Pension Plan for Salaried Employees. Notwithstanding the foregoing, in no event shall any acceleration of vesting pursuant to this Section 2(b), to the extent required to comply with Section 409A the Internal Revenue Code of 1986, as amended (the “Code), (to prevent an impermissible payment or acceleration of nonqualified deferred compensation), change the time or form of payment of a benefit under any plan or program that is subject to Section 409A of the Code.

(c)    No Other Compensation Paid Prior to Termination of Employment. Except as provided in paragraphs (a) and (b) of this Section 2, no compensation shall be payable or benefits provided under this Agreement unless and until (x) there shall have been a Change in Control of the Company, and (y) the Executive’s employment by the Company is terminated.

(d)    Definition of Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities, unless the transaction resulting in a Person becoming the Beneficial Owner of 30% or more of the combined voting power of the Company’s then-outstanding securities is approved in advance by the Company’s Board of Directors (sometimes hereafter referred to as the “Board”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on ______________, 201___, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on _______________, 201___ or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or a sale or disposition (whether by reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, or other similar corporate transaction or event) by the Company of all or substantially all of the Company’s assets (in one transaction or a series of transactions within any period of 24 consecutive months) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (or two or more entities in one transaction or a series of transactions within any period of 24 consecutive months), at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition shall be considered a Change in Control of the Company for purposes of this Agreement if the Executive is not offered employment with such entity (or one of such entities) on terms comparable to those described in Section 3(g) hereof. The sale or disposition of a subsidiary or a division of the Company, or certain assets of the Company (or of a subsidiary of the Company), shall not be a Change in Control unless any such transaction or series of related transactions results in a sale or disposition by the Company of all or substantially all of the Company’s assets as provided in subparagraph (iv) above.

Notwithstanding the foregoing provisions of this Section 2(d), to the extent required to comply with Section 409A of the Code, an event shall not constitute a Change in Control for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(e)    Definition of Effective Date of a Change in Control. For purposes of this Agreement, “Effective Date of a Change in Control” shall mean the first to occur of (A) the date on which a Person first becomes the Beneficial Owner of 30% or more of the combined voting power of the Company’s then outstanding securities as defined in subparagraph (d)(i) above, or (B) the effective date of the election of one or more directors to the Board which results in the individuals defined in subparagraph (d)(ii) above ceasing to constitute a majority of the number of directors then serving, or (C) the effective date of the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation as defined in subparagraph (d)(iii) above, or (D) the effective date of a liquidation or dissolution of the Company, or a sale or disposition by the Company of all or substantially all of the Company’s assets, as defined in subparagraph (d)(iv) above.

3.    Termination Following Change in Control.

(a)    Compensation Payable Upon Termination. If a Change in Control of the Company shall have occurred, the Executive shall be entitled to the compensation provided in Section 4 hereof upon the termination of the Executive’s employment with the Company by the Executive or by the Company unless such termination is as a result of:

(i)    the Executive’s death;

(ii)    the Executive’s Disability (as defined in Section 3(b) below;

(iii)    the Executive’s termination by the Company for Cause (as defined in Section 3(c) below); or

(iv)    the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(d) below).

Notwithstanding the foregoing provisions of this Section 3, if the Executive’s employment is terminated by the Company other than for Cause or Disability (for purposes of this paragraph, Cause shall include all of the events set forth in Section 3(c) hereof and the following: willfully engaging by the Executive in continued misconduct which is materially injurious to the Company after having been advised in writing of the particular misconduct deemed by the Company to be materially injurious to the Company and instructed in such writing to cease any further misconduct of a similar nature) prior to a Change in Control, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with a Change in Control, then for all purposes of this Agreement, such termination shall be deemed to have occurred immediately following a Change in Control; in addition, if the Executive’s employment is terminated by the Company other than for Cause (as defined in this paragraph) or Disability within 90 days prior to a Change in Control, such termination shall conclusively be deemed to have occurred following a Change in Control. For further clarification, in the event of a termination of employment prior to a Change in Control that is treated as having occurred after a Change in Control, the Executive shall not be entitled to benefits under Section 4 hereof if the Executive voluntarily terminated his or her employment whether or not for Good Reason.

(b)    Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties with the Company on a full-time basis for one year and within thirty days after written Notice of Termination (as hereinafter defined) is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate this Agreement for “Disability.”

(c)    Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of:

(i)    the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness and other than in respect of any duties inconsistent with, or more burdensome than, the Executive’s duties with the Company immediately prior to a Change in Control of the Company);

(ii)    misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the Executive constituting a felony that results, or is intended to result, directly or indirectly, in gain to or personal enrichment of the Executive at the Company’s expense;

(iii)    the conviction of the Executive of a felony involving the moral turpitude of the Executive; or

(iv)    the refusal of the Executive to accept offered employment after a Change in Control which complies with the terms and conditions of Section 3(g) hereof.

For purposes of this Section 3(c), no act or failure to act on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission of the Executive was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that the Executive was guilty of conduct set forth in this Section 3(c) and specifying the particulars thereof in detail.

(d)    Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time after the Effective Date of a Change in Control of the Company. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following unless the Executive has given his or her express prior written consent:

(i)    a good faith determination by the Executive that there has been a material adverse change in the Executive’s working conditions or responsibilities relative to the most favorable working conditions, and responsibilities applicable to the Executive during the 12 month period prior to the Change in Control (including, but not limited to, a significant reduction in the level of support services, staff, secretarial and other assistance, office space, and accoutrements);

(ii)    the assignment to the Executive by the Company of duties inconsistent with the Executive’s position, duties, and reporting responsibilities with the Company immediately prior to a Change in Control of the Company (including, but not limited to, a reduction in the nature or scope of the Executive’s authority, powers, functions, or duties), or a change in the Executive’s titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his or her employment for Disability or Cause, or as a result of the Executive’s death, or by the Executive other than for Good Reason;

(iii)    a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement, or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company effected in the preceding 12 months;

(iv)    any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits, in the aggregate, under the Benefit Plans, Incentive Plans, and Securities Plans; “Benefit Plans” include health and welfare benefit plans in which the Executive is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s pension plans, group life insurance plan, and medical, dental, accident and disability plans); “Incentive Plans” include incentive compensation plans in which the Executive is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s annual incentive compensation plan and the three-year Performance Incentive Plan); and “Securities Plans” include any plan or arrangement to receive securities of the Company in which the Executive is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s Stock Option Plan, and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, career shares, bridge shares, restricted stock or grants thereof).

(v)    a relocation of the Company’s principal executive offices to a location outside of Dallas County, Texas, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control of the Company;

(vi)    any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

(vii)    any material breach by the Company of any provision of this Agreement;

(viii)    any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(ix)    any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(e) below, and for purposes of this Agreement, no such purported termination shall be effective.

(e)    Notice of Termination. Any termination by the Company pursuant to Section 3(b), 3(c) or 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(f)    Date of Termination. “Date of Termination” shall mean (a) if this Agreement is terminated by the Company for Disability, thirty days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period), (b) if the Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given, or (c) if the Executive terminates his or her employment for Good Reason, the date on which a Notice of Termination is given.

(g)    Continued Employment After Change in Control. If a Change in Control has occurred, the Executive shall not be treated as having terminated employment for purposes of this Agreement, and therefore will not be entitled to any benefits under this Agreement after such Change in Control, if (i) the unit, division, or subsidiary for which the Executive primarily provides services is spun-off, sold, or otherwise disposed of, (ii) such transaction (x) was approved by a vote of at least two-thirds (2/3) of the directors of the Company who satisfy the requirements of subparagraph (d)(ii) of Section 2 above, and (y) did not originate with an unsolicited offer (as determined by the Board in good faith), and (iii) the Executive is offered employment in writing with the purchasing or continuing entity, and (iv) such purchasing or continuing entity enters into a written agreement with the Company and the Executive, which is approved by a vote of at least 2/3 of the directors of the Company who satisfy the requirement of subparagraph (d)(ii) of Section 2 hereof, which expressly, absolutely, and unconditionally assumes and agrees to perform this Agreement in the same manner and to the same extent that a successor to all or substantially all of the business and/or assets of the Company would be required as provided in Section 8 hereof (except that subparagraph (d)(x) of Section 3 shall not be applicable to any such Executive), and it shall be conclusively presumed for purposes of such agreement that a Change in Control has occurred with respect to the Executive.

4.    Severance Compensation upon Termination of Employment. The Company may terminate the Executive’s employment at any time; however, if (a) during the two-year period beginning on the Effective Date of a Change in Control, the Company shall terminate the Executive’s employment other than pursuant to Section 3(b) or 3(c) or if the Executive shall terminate his or her employment for Good Reason or (b) during any period of time after a Change in Control has occurred but prior to either the Effective Date of a Change in Control or the date on which the Board (or shareholders of the Company, if applicable) takes any action which has the effect of rescinding or nullifying the Change in Control (or on the date a Change of Control is rescinded or nullified without the necessity of any such action), the Company shall terminate the Executive’s employment other than pursuant to Section 3(b) or 3(c) or if the Executive shall terminate his or her employment for Good Reason, then as severance pay:

(a)    Except as otherwise provided by Section 6 below, the Company shall pay to the Executive in a lump sum, in cash, on or before the eighth day following the date the Executive returns the Release (as defined below), an amount equal to three (3.0) times the sum of (A) the Executive’s base salary as in effect immediately prior to the Change in Control or, if higher, in effect immediately prior to the Date of Termination, and (B)  the greater of (i) the average bonus (under all Company bonus plans for which the Executive is eligible) earned with respect to the three most recently completed full fiscal years (or if the Executive has not been employed for at least three full fiscal years, all completed full fiscal years during which he or she has been employed), or (ii) the target bonus (under all Company bonus plans for which the Executive is eligible) for the fiscal year in which the Change in Control occurs. Notwithstanding the foregoing, in the event the time period for the execution and return of the Release begins in one taxable year and ends in a second taxable year, the payments provided by this Section 4(a) shall not be made until the later of (i) the first business day in the second taxable year or (ii) the eighth day following the date the Executive returns the Release.

(b)    For a period of eighteen (18) months subsequent to the Executive’s Date of Termination, the Company shall at its expense continue on behalf of the Executive and his or her dependents and beneficiaries, all medical, dental, vision, health, and life insurance benefits, which were being provided to the Executive at the time of termination of employment. The benefits provided in this Section 4(b) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage in effect immediately prior to the Change in Control (or, if more favorable to the Executive, immediately prior to the Notice of Termination). The Company’s obligation hereunder to provide a benefit shall terminate if the Executive obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility, for such benefits or during any period during which there is a preexisting condition limitation on such benefits. The Company also shall pay a lump sum equal to the amount of any additional income tax payable by the Executive and attributable to the benefits provided under this subparagraph (b) at the time such tax is imposed upon the Executive. In the event that the Executive’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, the Company shall provide or arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth above, the Executive shall have the option to have assigned to him at no cost to the Executive and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to the Executive, and the Executive shall be entitled to all health and similar benefits that are or would have been made available to the Executive under law (including continuation coverage under COBRA).

The foregoing payments shall be subject to withholding of federal, state and local income, FICA and similar taxes, if required by law. Notwithstanding the foregoing, the Executive shall not be eligible to receive any payment or benefit provided for in this Section 4 unless the Executive shall have executed a release on or before the date that is thirty (30) days following the Date of Termination, in form and substance reasonably acceptable to the Company (the “Release”), effective as of the Executive’s Date of Termination or a date subsequent thereto and shall not have revoked the Release. No later than the date for payment provided for in Section 4(a), the Executive must have properly executed the Release and returned it to the Company, and such Release must have become fully effective and irrevocable. If that condition is not met, the Executive shall not be entitled at any time to any payment or benefit provided for in this Section 4.

5.    Section 280G.

(a)    Payments. In the event that any severance and other benefits provided to or for the benefit of the Executive or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2)(A)(i) of the Code (such severance and other benefits being referred to herein as the “Payments”), the Company will provide the Executive with a computation of (i) the maximum amount of “Payments” due to the Executive under the Change in Control Arrangements that could be made without the imposition of impose the excise tax imposed by Code Section 4999, (said maximum amount being referred to as the “Capped Amount”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes, and (C) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101(b)(1) and the additional tax for income in excess of $200,000 under Code Section 3101(b)(2) (the “Net Uncapped Amount”).

If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If the Executive receives the Uncapped Payments, then the Executive shall be solely responsible for the payment of all income and excise taxes due from the Executive and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes. If the Executive receives the Capped Amount, he or she shall be entitled to select which Payments shall be paid and which shall be forfeited.

(b)    Determination By Accountant. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

(c)    Company Obligation. If the computations and valuations required to be provided by the Company to the Executive pursuant to this Section 5 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 and as a result of such audit or determination, (i) the amount of cash and the benefits provided for in Section 5 remaining to Executive after completion of such audit or determination is less than (ii) the amount of cash and the benefits which were paid or provided to Executive on the basis of the calculations provided for in Section 5 (the difference between (i) and (ii) being referred to as the “Short Fall Amount”), then the Executive shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by the Executive of all taxes (including additional excise taxes under said Code Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by the Executive in connection with such audit or determination, the Executive retains an amount of the Indemnification Payment equal to the Short Fall Amount. The Company shall pay the Indemnification Payment to the Executive in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

6.    Six Month Delay.

(a)    To the extent (i) any payment or payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment or payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder) with the Company; (B) the date the Executive becomes “disabled” (as defined in Section 409A of the Code); or (C) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 6 shall be paid to the Executive or the Executive’s beneficiary in one lump sum.

(b)    To the extent that any payment or payments referenced in Section 6(a) above become subject to the six month delay due to the Executive’s status as a specified employee, any such payment shall be paid into the Trinity Industries, Inc. Severance Benefits Trust, under agreement dated as of ________________, 201___, on the date on which the Executive would have received such payment without application of this Section 6, and shall be paid to the Executive at the time the Executive becomes entitled to such payment or payments under this Section 6.

(c)    The Executive has reviewed with the Executive’s own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. The Executive is relying solely on his or her tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.

7.    No Obligation To Mitigate Damages; No Effect on Other Contracts.

(a)    The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b)    The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

8.    Successor to the Company.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by written agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)    This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such devisee, legatee or other designee, to executor or administrator of the Executive’s estate.

9.     Non-disclosure. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to the Company’s trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at the Company’s substantial expense, and which is of great competitive value to the Company. “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Throughout the Executive’s employment with the Company and thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

10.    Non-competition. As consideration for thirty percent (30%) of any amount payable to the Executive pursuant to Section 4(a) of this Agreement and in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iii) the Company’s employment of the Executive and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and the business goodwill of the Company, the Executive agrees to the following restrictive covenant. For a twelve (12) month period (the “Non-competition Period”) subsequent to the Executive’s Date of Termination, the Executive agrees he or she will not, directly or indirectly, absent the express, written consent of the Company’s Chief Financial Officer (“CFO”) or his designee, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with any business that competes, directly or indirectly, with the Company or its affiliated entities or that was on the Executive’s Date of Termination, or becomes thereafter, a customer of the Company or its affiliated entities, in any state or similar geographic territory in which the Company or any of its affiliates operate. Further, for a six (6) month period after the Executive’s Date of Termination, the Executive agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an affiliate. The Executive agrees to notify the CFO in writing, with a copy of such notice to the Chief Legal Officer of the Company, in the event the Executive accepts employment of any nature with any person, business, or entity during the Non-competition Period.

11.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Trinity Industries, Inc.
P. O. Box 568887
Dallas, Texas 75356-8887
Attention: President

If to the Executive:

(Home Address)

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.    Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

13.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.    Binding Arbitration. In the event of any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement, or the interpretation, performance or breach thereof (any such matter, a “Dispute”), the parties hereto shall resolve such Dispute by binding arbitration under the Commercial Arbitration rules of the American Arbitration Association or its successor (the “AAA”) then in effect, and in accordance with applicable law, but subject to the following agreed provisions. Subject to legal privileges, the arbitrator shall have the power to permit discovery to the fullest extent allowable under the Federal Rules of Civil Procedure. The arbitration shall be conducted in Dallas, Texas, and the proceedings shall be kept strictly confidential by the parties, their respective advisors and the arbitrators. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth in Section 11 hereof. Each such Dispute shall be promptly adjudicated by a panel of three neutral arbitrators appointed as follows:

(a)    each party shall nominate an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the arbitral tribunal;

(b)    if either party fails to nominate an arbitrator within thirty (30) days of receiving notice of the nomination of an arbitrator by the other party, such arbitrator shall be appointed by the AAA upon the written request of either party;

(c)    if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within thirty (30) days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the AAA upon the written request of either party; and

(d)    should a vacancy arise because any arbitrator dies, resigns, refuses to act or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

All arbitrators shall be of good reputation and character and shall be highly knowledgeable about oil and gas industry matters and have legal expertise relating to the Dispute. The Company shall pay the arbitrators’ expenses. The arbitrators shall provide a written opinion supporting their conclusions, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this Section 15, the Company may apply to a court of competent jurisdiction to enforce the covenants set forth in Sections 9 and 10 for relief in the form of a temporary restraining order or preliminary or permanent injunction. If proper notice of any hearing has been given, the arbitrators shall have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

16.    Legal Fees and Expenses. The Company shall pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any Dispute (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any Dispute about the amount of any payments pursuant to Sections 4 or 5), plus in each case interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code). In any action brought by the Executive for damages or to enforce any provisions hereof, he or she shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his or her sole discretion.

17.    Continuation of Salary During Dispute. In the event of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payments pursuant to Sections 4 or 5), and upon written demand by the Executive, the Company shall continue to pay the Executive his or her base salary as in effect immediately prior to the date of the Change in Control. Said periodic payments shall be made in accordance with the Company’s normal payroll practices. Payments shall continue until final resolution of such dispute or contest either by an agreement between the Executive and the Company or formal order of a court with proper jurisdiction. In the event that the Company substantially prevails in such dispute, the Executive shall be obligated to repay to the Company all amounts he or she has received under this Section 17 (after taxes applicable thereto) plus interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code).

18.    Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

19.    Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

20.    Subsidiaries. In this Agreement, there are numerous references to the Executive’s employment by and duties with the Company, payment of benefits and compensation by the Company, and termination of employment with the Company. The parties to this Agreement acknowledge that the Executive may be employed, currently or at some time in the future, by a subsidiary of the Company. As used in this Agreement, a subsidiary means an entity which is at least 80% owned, directly or indirectly, by the Company. It is the parties’ intention that transfer of the Executive’s employment from the Company to a subsidiary or from one subsidiary to another subsidiary will not constitute a termination of employment with the Company for any reason hereunder unless otherwise specifically provided herein. In addition, unless otherwise specifically provided herein (including Section 3(g)), “termination of employment with the Company” shall mean termination of employment with the Company and all of its subsidiaries, and “termination of employment by Company” shall mean termination of employment by the entity which actually employs the Executive. Other references to employment by the Company, duties with the Company, and salary and benefits shall include employment, duties, salary, and benefits with respect to the entity which actually employs the Executive. However, with respect to the definition of Change in Control of the Company, except as otherwise specifically provided herein, references to the Company shall mean only the Company, and the obligations under Sections 4 and 5 herein shall be obligations of the Company.

21.    Entire Agreement. This Agreement constitutes the entire agreement between the parties, and fully supersedes any and all prior agreements, understanding or representations between the parties pertaining to or concerning the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The Executive acknowledges and represents that in executing this Agreement, the Executive does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement.

22.    Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement to the extent such payments constitute a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code. Each payment under this Agreement to the Executive (including any installment payments) shall be deemed a separate payment.

23.    Termination of Prior Agreement. The parties hereto agree that the Amended and Restated Executive Severance Agreement Class A-1 between the Company and the Executive is terminated as of the date hereof and of no further force and effect.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRINITY INDUSTRIES, INC.

By:        __________________________________________
Name:    Timothy R. Wallace

Title:	Chairman, Chief Executive Officer, and President

EXECUTIVE

By:        __________________________________________
Name:    __________________________________________
Title:    __________________________________________